Exhibit 4.1

AMENDMENT NO. 1

TO

RIGHTS AGREEMENT

This AMENDMENT NO. 1 (this “Amendment”) to the Rights Agreement, dated as of July 22, 2018 (the “Rights Agreement”), by and between Papa John’s International, Inc., a Delaware corporation (the “Company”), and Computershare Trust Company, N.A., as rights agent (the “Rights Agent”), is entered into February 3, 2019.  Capitalized terms used in this Amendment and not otherwise defined herein shall have the meanings given to them in the Rights Agreement.

WHEREAS, the Board of Directors of the Company (the “Board”) has determined that it is in the best interests of the Company and its stockholders to amend the Rights Agreement as set forth herein in connection with the issuance of shares of Series B Convertible Preferred Stock, $0.01 par value per share, of the Company (the “Series B Preferred Stock”) pursuant to the execution of, and to facilitate the transactions contemplated by, that certain Securities Purchase Agreement, dated as of February 3, 2019 (as amended, modified or supplemented from time to time, the “Securities Purchase Agreement”), by and among the Company and Starboard Value and Opportunity Master Fund Ltd, Starboard Value and Opportunity Master Fund L LP, Starboard Value and Opportunity S LLC, Starboard Value and Opportunity C LP, and an Account Managed by Starboard Value LP, as such Account was identified to the Company prior to the date hereof (collectively, the “Starboard Investors”);

WHEREAS, the Board has determined that it is in the best interests of the Company and its stockholders to amend the Rights Agreement pursuant to and in accordance with Section 27 thereof to ensure that the Starboard Investors, or any one or more of them, do not become an Acquiring Person under the Rights Agreement solely as a result of the acquisition of Series B Preferred Stock by the Starboard Investors, or any one or more of them, pursuant to the Securities Purchase Agreement, the acquisition of shares of Common Stock issued or issuable upon the conversion of such Series B Preferred Stock, or any and all of the other transactions contemplated by the Securities Purchase Agreement;

WHEREAS, no Person has become an Acquiring Person under the Rights Agreement; and

WHEREAS, pursuant to Section 27 of the Rights Agreement, the Company hereby directs the Rights Agent that the Rights Agreement shall be amended as set forth in this Amendment.

NOW, THEREFORE, in consideration of the foregoing and the mutual agreements herein set forth, the parties hereby agree as follows:

1.              The first sentence of the definition of “Acquiring Person” in Section 1(a) of the Rights Agreement is hereby amended and restated in its entirety to read as follows:

“Acquiring Person” shall mean any Person who or which, together with all Affiliates and Associates of such Person, shall be the Beneficial Owner of 15% or more of the shares of Common Stock of the Company then outstanding, but shall not include (i) the Company, (ii) any Subsidiary of the Company, (iii) any employee benefit plan of the Company or any Subsidiary of the Company, or any Person holding shares of Common Stock for or pursuant to the terms of any such plan to the extent, and only to the extent, of such shares of Common Stock so held, (iv) a Grandfathered Person to the extent that such Person remains a Grandfathered Person, or (v) a Starboard Exempt Party, but only to the extent such Person remains a Starboard Exempt Party.

2.              Section 1 of the Rights Agreement is hereby amended by adding the following definitions in the appropriate alphabetical order:

“First Amendment Date” shall mean February 3, 2019.

“Securities Purchase Agreement” shall mean that certain Securities Purchase Agreement, dated as of February 3, 2019 (as amended, modified or supplemented from time to time), by and among the Company and the Starboard Investors.

“Starboard Exempt Party” shall mean each of the Starboard Investors and their respective Affiliates and Associates, so long as each such Person is not, at any time, the Beneficial Owner of any shares of Common Stock of the Company that are not Starboard Shares; provided, however, that such Persons shall not cease to be a Starboard Exempt Party and become an Acquiring Person as the result of:

(i)            a dividend or distribution paid or made by the Company on the outstanding Common Stock or pursuant to a split or subdivision of the outstanding Common Stock; or

(ii)           any unilateral grant of any security by the Company, or through the exercise of any options, warrants, rights or similar interests (including restricted stock) granted by the Company to such Starboard Exempt Party.

“Starboard Investors” shall mean Starboard Value and Opportunity Master Fund Ltd, Starboard Value and Opportunity Master Fund L LP, Starboard Value and Opportunity S LLC, Starboard Value and Opportunity C LP, and an Account Managed by Starboard Value LP, as such Account was identified to the Company prior to the First Amendment Date.

“Starboard Shares” shall mean the aggregate of (i) 1,000 shares of Common Stock of the Company Beneficially Owned by Starboard Value LP as of the First Amendment Date, (ii) any shares of Series B Convertible Preferred Stock, $0.01 par value per share, of the

Company issued to the Starboard Investors pursuant to the terms of the Securities Purchase Agreement, (iii) any shares of Common Stock, Series B-1 Preferred Stock of the Company or Series B-2 Preferred Stock of the Company issued or issuable upon conversion of Series B Convertible Preferred Stock pursuant to the terms of the Certificate of Designation of Series B Convertible Preferred Stock, as filed with the Office of the Secretary of State of the State of Delaware on February 4, 2019 (the “Series B Certificate of Designation”), and (iv) any shares of Common Stock or, in the case of the Series B-1 Preferred Stock, Series B-2 Preferred Stock issued or issuable upon conversion of shares of the Series B-1 Preferred Stock or the Series B-2 Preferred Stock issued upon conversion of the Series B Convertible Preferred Stock or, in the case of the Series B-2 Preferred Stock, upon conversion of the Series B-1 Preferred Stock, and as contemplated by the terms of the Series B Certificate of Designation.

3.              The first sentence of Section 2 of the Rights Agreement is hereby amended and restated in its entirety to read as follows:

“The Company hereby appoints the Rights Agent to act as agent for the Company in accordance with the express terms and conditions hereof (and no implied terms or conditions), and the Rights Agent hereby accepts such appointment.”

4.              Except as expressly set forth in this Amendment, all other terms of the Rights Agreement shall remain in full force and effect.  The term “Agreement” as used in the Rights Agreement shall be deemed to refer to the Rights Agreement as amended hereby.

5.              This Amendment shall be deemed effective as of the date first written above.  The Authorized Officer of the Company executing this Amendment hereby certifies to the Rights Agent that the amendments to the Rights Agreement set forth in this Amendment are in compliance with Section 27 of the Rights Agreement and the certification contained in this Section 5 shall constitute the certification required by Section 27 of the Rights Agreement.

6.              This Amendment shall be governed by and construed in accordance with the laws of the State of Delaware applicable to contracts made and to be performed entirely within such State.

7.              This Amendment may be executed in one or more counterparts, and by the different parties hereto in separate counterparts, each of which when executed shall be deemed to be an original, but all of which taken together shall constitute one and the same instrument.  A signature to this Amendment transmitted electronically shall have the same authority, effect and enforceability as an original signature.

8.              The Rights Agent and the Company hereby waive any notice requirement with respect to each other under the Rights Agreement, if any, pertaining to the matters covered by this Amendment.

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IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed, all as of the date first above written.

PAPA JOHN’S INTERNATIONAL, INC.

By:	/s/ Clara M. Passafiume
Name:	Clara M. Passafiume
Title:	Corporate Secretary

COMPUTERSHARE TRUST COMPANY, N.A.
as Rights Agent

By:	/s/ Jeanine Caldwell
Name:	Jeanine Caldwell
Title:	VP of IR ; Relationship Manager